Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2017 RESULTS

– Total Revenues Reach New High of $57.0 Million, Up 14% Compared to Last Year –

– Service Revenues Grow 12% Over Prior Year to $31.1 Million –

– Acquisition of inthinc, Inc. Accelerates Entry into Vehicle Fleet Management Market –

Rochelle Park, NJ, August 3, 2017 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the second quarter ended June 30, 2017.

The following financial highlights are in thousands of dollars.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Service Revenues	$31,077	$27,694	$60,589	$54,608
Product Sales	$25,880	$22,370	$48,289	$39,016
Total Revenues	$56,957	$50,064	$108,878	$93,624
Net Loss attributable to ORBCOMM Inc. Common Stockholders	$(10,740)	$(4,169)	$(14,083)	$(6,265)
Basic EPS	$(0.15)	$(0.06)	$(0.20)	$(0.09)
EBITDA (1,3)	$9,323	$9,948	$19,933	$18,584
Adjusted EBITDA (2,3)	$12,024	$12,116	$24,428	$22,815

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release

“We are pleased with the solid performance in the second quarter, which was marked by new highs in both Hardware, Service and a record number of units shipped,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “With several new customers and products on the horizon and additional industry verticals provided by the acquisition of inthinc, our sales pipeline looks promising.”

“Large deployments are progressing much quicker than expected,” said Robert Costantini, Chief Financial Officer of ORBCOMM.  “Building and installing these new devices faster than planned has put pressure on margins for the quarter, but will also translate into recurring Service Revenues sooner than expected.  We believe this will be beneficial in the long-run.”

Recent Highlights:

Financial Highlights

•

For Q2 of 2017, Total Revenues of $57.0 million were up 13.8% year-over-year, with Service Revenues and Product Sales reaching record levels in the quarter. Service Revenues increased 12.2% to $31.1 million and Product Sales rose 15.7% to $25.9 million.

1

•

For Q2 of 2017, Adjusted EBITDA of $12.0 million was $0.1 million or 1% lower than the prior year period.  Adjusted EBITDA margin was 21.1% of Total Revenues, which was lower due to lower margins on Product Sales due to deployments at larger volumes with higher installation and delivery costs.  The recent acquisition of inthinc, Inc. was dilutive to Adjusted EBITDA by $0.3 million in the current quarter, while last year’s comparable quarter included a one-time recoupment of a regulatory agency fee.  Excluding the recent acquisition, Adjusted EBITDA was $12.3 million at a 21.6% margin to Total Revenues.

•

Net subscriber communicator additions for ORBCOMM were over 62,000 in Q2 of 2017 including inthinc, Inc., increasing the total billable subscriber communicators to over 1,828,000 at June 30, 2017, which compares to 1,650,000 at the end of the same period last year; a 10.8% increase year-over-year.

Customer and Product Highlights

•

On July 18, 2017, ORBCOMM announced that JLG Industries, Inc., an Oshkosh Corporation company, selected ORBCOMM’s end-to-end telematics solution platform for its global fleet of aerial work platforms and telehandlers. ORBCOMM’s solution will provide global wireless connectivity along with state-of-the-art hardware and a robust web platform for asset management.

•

On July 11, 2017, ORBCOMM announced that it signed an agreement with Beijing Marine Communication Navigation Company (MCN), the premier supplier of Inmarsat mobile satellite services in China, to provide ORBCOMM’s IsatData Pro (IDP) service in China. This agreement provides ORBCOMM access into China to support global enterprises across a wide variety of industrial IoT markets.

•

On May 9, 2017, ORBCOMM announced that TOTE Maritime Puerto Rico, a premier shipping carrier specializing in moving cargo between the U.S. mainland and Puerto Rico, selected ORBCOMM’s GSM-based VesselConnect solution to remotely manage its fleet of smart refrigerated containers at sea. The addition of VesselConnect provides TOTE Maritime with seamless visibility and control of its assets along the cold chain from point of origin to destination.

M&A Highlights

•

On June 9, 2017, ORBCOMM completed the acquisition of the assets of inthinc, Inc. Based in Salt Lake City, UT, inthinc provides best-in-class fleet management and driver safety solutions to a broad range of industrial enterprises. inthinc’s vehicle telematics solutions are focused on improving driver safety, operational efficiency, regulatory compliance and workforce optimization through the two-way integration of in-vehicle devices, smart mobile devices, web applications and data management services.

For more information on recent highlights and the Company’s business, operations and network, please visit www.orbcomm.com and see the Company’s quarterly report on Form 10-Q which will be filed later today.

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2017, Service Revenues reached a record $31.1 million, up $3.4 million or 12.2% over the prior year period.  The increase in Service Revenues in Q2 this year was led by organic growth. The recent acquisition added $0.7 million in Service Revenue. Organic growth was the driver across multiple service offerings.

Product Sales during the second quarter of 2017 were a record $25.9 million compared to $22.4 million during the same period last year, increasing $3.5 million or 15.7%.  The increase in Product Sales over the prior year quarter is attributable to demand across multiple product lines. The recent acquisition contributed under $0.2 million in Product Sales in Q2 as manufacturing is coming back on-line.

Total Revenues reached a record $57.0 million for the second quarter ended June 30, 2017, up $6.9 million or 13.8% compared to $50.1 million during the same period of 2016.

Cost of Revenues and Operating Expenses

Total Cost of Revenues and Operating Expenses for the second quarter of 2017 were $58.9 million compared to $51.7 million in 2016, increasing largely from an increase in costs associated with higher Product Sales, as well as the increase in costs to operate the recent acquisition in Q2.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the second quarter of 2017 was a ($10.7) million loss, compared to the ($3.9) million loss for the second quarter of 2016.  The increase in the loss was due largely to increased interest expense of $2.4 million, and the write-off of deferred financing costs of $2.4 million and a $1.5 million early payment fee associated with the debt settlement in April 2017, and the increase in costs to acquire and operate the recent acquisition.

Net Loss attributable to ORBCOMM Inc. Common Stockholders was ($10.7) million for the second quarter of 2017, compared to Net Loss of ($4.2) million for the same period in 2016.  Basic EPS was a loss of ($0.15) per share for the second quarter of 2017 versus a loss of ($0.06) per share for the same period last year.  The increase in the loss this year over last year was due largely to increased interest expense, the write-off of deferred financing costs and early payment fee, and costs associated with the recent acquisition, as described above.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2017 was $9.3 million compared to $9.9 million in the second quarter of 2016, a decrease of $0.6 million or 6.3%.

Adjusted EBITDA was $12.0 million for the second quarter of 2017 compared to $12.1 million in the second quarter of 2016, a decrease of $0.1 million or 0.8%. Adjusted EBITDA was negatively impacted by $0.3 million from the recent acquisition.  Excluding the impact of the recent acquisition, Adjusted EBITDA was $12.3 million, $0.2 million or 1% higher than Q2 of 2016.  Adjusted EBITDA as a percentage of Total Revenues for the quarter was 21.1%, down from 24.2% due to an increase in costs for the recent acquisition, higher Product Sales at lower margin, incremental costs for high-volume deployments that are expected to lead to large contributions in Service Revenues in the near term, and the prior year quarter benefited from the one-time recoupment of the regulatory agency fee.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2017, Cash and Cash Equivalents totaled $84.0 million, compared to $25.0 million at December 31, 2016, increasing $59.0 million. The increase in cash was largely due to the funds secured from the issuance of $250 million of Senior Secured Notes, used partially to repay $150 million of debt, and $15 million provided by private placement of common stock, less net cash used in operations of ($2.3) million through the first six months of 2017 mostly from increases in working capital, the cash invested in Capital Expenditures of ($14.2) million, and ($34.2) million paid for the acquisition of inthinc, Inc.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, US/CAN participants should dial 1-800-967-7143 at least ten minutes prior to the start of the call. International callers should dial 1-913-312-1471. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please Click Here . The replay will be available from approximately 1:30 PM ET on August 3, 2017, through 1:30 PM ET on August 17, 2017.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as, projections, business trends, and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations, are subject to known and unknown risks and uncertainties, some of which are beyond ORBCOMM’s control, which may cause ORBCOMM’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses; our dependence on significant customers for a substantial portion of our revenues, including key customers such as Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.; our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates; our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services from these key vendors, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of subscriber communicators from Sanmina Corporation and Quake Global, or the supply of application specific integrated circuits (ASICs) from S3 Group; competition from existing and potential telecommunications competitors, including terrestrial-based and satellite-based network providers, some of which provide wireless network services to our customers in connection with our products and services; our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; legal proceedings; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events; rapid and significant technological changes, pricing pressures and other competitive factors; cybersecurity risks; our substantial indebtedness, currently $250 million, including the restrictive covenants under the indenture governing our notes, and other terms that could restrict our business activities or our ability to execute our strategic objectives, limit our operating flexibility or adversely affect our financial performance, all of which could be exacerbated if we incur additional indebtedness; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”).  For more detail on these and other risks, please see our Annual Report on Form 10-K, including Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our Annual Report on Form 10-K, and other documents, on file with the SEC. ORBCOMM undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Investor Inquiries:	Financial and Trade Media:
Michelle Ferris	Alan Oshiki
Director of Corporate Communications	Executive Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	aho@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)
(Unaudited)
	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$84,032	$25,023
Accounts receivable, net of allowance for doubtful accounts of $957 and $1,057, respectively	44,441	31,937
Inventories	29,681	23,217
Prepaid expenses and other current assets	11,947	8,031
Total current assets	170,101	88,208
Satellite network and other equipment, net	211,666	215,841
Goodwill	137,397	114,033
Intangible assets, net	101,888	82,545
Other assets	8,691	5,447
Deferred income taxes	86	80
Total assets	$629,829	$506,154
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,130	$12,481
Accrued liabilities	37,210	30,431
Current portion of deferred revenue	7,264	7,414
Total current liabilities	61,604	50,326
Note payable - related party	1,298	1,195
Note payable, net of unamortized deferred issuance costs	244,743	147,458
Deferred revenue, net of current portion	2,963	2,978
Deferred tax liabilities	19,423	18,645
Other liabilities	11,944	3,684
Total liabilities	341,975	224,286
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 36,466 and 36,466 shares issued and outstanding	364	364
Common stock, par value $0.001; 250,000,000 shares authorized; 73,518,654 and 71,111,863 shares issued at June 30, 2017 and December 31, 2016	74	71
Additional paid-in capital	406,339	386,920
Accumulated other comprehensive loss	(473)	(1,089)
Accumulated deficit	(119,032)	(104,949)
Less treasury stock, at cost; 29,990 shares at June 30, 2017 and December 31, 2016	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	287,176	281,221
Noncontrolling interest	678	647
Total equity	287,854	281,868
Total liabilities and equity	$629,829	$506,154

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Service revenues	$31,077	$27,694	$60,589	$54,608
Product sales	25,880	22,370	48,289	39,016
Total revenues	56,957	50,064	108,878	93,624
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	10,649	9,351	20,218	18,539
Cost of product sales	20,290	17,200	37,938	28,650
Operating expenses:
Selling, general and administrative	13,333	11,056	25,574	22,812
Product development	1,923	1,952	3,511	3,909
Depreciation and amortization	11,400	11,551	22,422	20,510
Acquisition - related and integration costs	1,262	569	1,490	933
Loss from operations	(1,900)	(1,615)	(2,275)	(1,729)
Other income (expense):
Interest income	138	95	256	183
Other income (expense)	(183)	99	(178)	(91)
Interest expense	(4,843)	(2,445)	(7,269)	(4,144)
Loss on debt extinguishment	(3,868)	—	(3,868)	—
Total other expense	(8,756)	(2,251)	(11,059)	(4,052)
Loss before income taxes	(10,656)	(3,866)	(13,334)	(5,781)
Income taxes	90	216	713	378
Net loss	(10,746)	(4,082)	(14,047)	(6,159)
Less: Net (loss) income attributable to the noncontrolling interests	(6)	87	36	106
Net loss attributable to ORBCOMM Inc.	$(10,740)	$(4,169)	$(14,083)	$(6,265)
Net loss attributable to ORBCOMM Inc. common stockholders	$(10,740)	$(4,169)	$(14,083)	$(6,265)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.15)	$(0.06)	$(0.20)	$(0.09)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.15)	$(0.06)	$(0.20)	$(0.09)
Weighted average common shares outstanding:
Basic	71,978	70,900	71,703	70,800
Diluted	71,978	70,900	71,703	70,800

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(14,047)	$(6,159)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(100)	(24)
Change in the fair value of acquisition-related contingent consideration	(481)	29
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	—	(57)
Amortization and write off of deferred financing fees	2,718	383
Depreciation and amortization	22,422	20,510
Stock-based compensation	2,969	2,605
Foreign exchange loss	220	84
Deferred income taxes	780	623
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,161)	(7,294)
Inventories	(5,437)	951
Prepaid expenses and other assets	(1,114)	(3,714)
Accounts payable and accrued liabilities	(523)	1,300
Deferred revenue	(186)	(1,223)
Other liabilities	(311)	(108)
Net cash (used in) provided by operating activities	(2,251)	7,906
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(34,236)	(3,452)
Capital expenditures	(14,213)	(16,864)
Change in restricted cash	—	1,000
Other	(250)	(198)
Net cash (used in) investing activities	(48,699)	(19,514)
Cash flows from financing activities:
Proceeds from issuance of common stock	15,000	—
Payment of long-term debt	(150,000)	—
Proceeds received from issuance of long-term debt	250,000	—
Cash paid for debt issuance costs	(5,359)	—
Proceeds from employee stock purchase plan	529	—
Payment of deferred purchase consideration	(347)	(342)
Net cash provided by (used in) financing activities	109,823	(342)
Effect of exchange rate changes on cash and cash equivalents	136	338
Net increase (decrease) in cash and cash equivalents	59,009	(11,612)
Beginning of period	25,023	27,077
End of period	$84,032	$15,465
Supplemental disclosures of cash flow information:
Cash paid for
Interest	$3,411	$4,400
Income taxes	$476	$(101)

The following table reconciles our Net Loss attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
(In thousands)
Adjustments to EBITDA
Net Loss attributable to ORBCOMM Inc.	$(10,740)	$(4,169)	$(14,083)	$(6,265)
Income tax expense	90	216	713	378
Interest income	(138)	(95)	(256)	(183)
Interest expense	4,843	2,445	7,269	4,144
Loss on debt extinguishment	3,868	-	3,868	-
Depreciation and amortization	11,400	11,551	22,422	20,510
EBITDA	$9,323	$9,948	$19,933	$18,584

Adjustments to Adjusted EBITDA
Stock-based compensation	1,445	1,219	2,969	2,605
Minority interest	(6)	87	36	106
Acquisition-related and Integration costs	1,262	569	1,490	933
In-orbit insurance	-	293	-	587
Adjusted EBITDA	$12,024	$12,116	$24,428	$22,815

ORBCOMM publically reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.